Exhibit 11.1
Code of Conduct and Ethics
October 2023

A message from the CEO
Trust is at the root of our teamwork, making possible our progress every day. It is thanks to trust that we manage to develop lasting relationships with our customers, making it possible for us to deliver excellence in our purpose to simplify their lives of through our Super App. Integrity, transparency and consistency, that is how we can achieve trust. It is about doing the right thing in the right way, despite the challenges we may face — that is the duty of all Orange Blood. If at any time you believe our employees and partners have failed to follow our ethical conduct guidelines, please report this issue to our Ethics Channel. The report will be confidential, and you can choose to file it anonymously. Inter&Co Team, each one of us has a commitment with ethics and it is this commitment that makes Inter&Co a company that prides itself for its achievements and values. Together, we can be an example of integrity, responsibility and respect we want to see in the world.
We count on you. João Vitor Menin Inter CEO

Our Code
Inter&Co’s Code of Conduct and Ethics has been grounded in our purpose and pillars. The aim of this Code is to ensure that the management and operations are always ethical.
This Code provides a set of guidelines that we prepared with the purpose of ensuring the credibility and security of the relationships on our company. The Code sets conduct requirements for all our employees, managers, interns, third parties and suppliers and it is a base for our internal policies, procedures and guidance, setting even more guidelines for the expected behavior. Despite our Code of Conduct and Ethics being broad and detailed, there is always room for improvement. So, if you have any doubts about an action or behavior, contact our Compliance team on compliance@bancointer.com.br. This Code applies to the following companies; Banco Inter, Inter Asset, Inter DTVM, Inter Marketplace, Inter Seguros, IM Design, Inter&Co Payments, Inter&Co Securities and Inter&Co US Advisors.

Summary
lnter&Co Partnership Security Compliance Background Transparency
Work environment Information security Global Compliance Relationship with customers How to act Assets and financial resources Donations and Sponsorships Relationship with suppliers and partners Social responsibility Privacy Money laundering prevention Fulfillment of anti-corruption laws and regulations Relationship with the competition and the market Gifts, hospitality and entertainment Our brand and presence on media Duty of collaboration Ethics Channel Consequences of the violation Related Parties Relationship with public authorities and official bodies

Inter&Co
We are the main Super App of the Americas, providing a complete ecosystem of financial services. Our growth has always been oriented by ethics and innovation.

Inter&Co Way
To be Inter&Co is to do something new, simplify processes and solve problems. We were born to do different, which is why we became an ecosystem of services and products for different moments in our lives. We believe in people and our goal is to help them evolve, by working along with them and always respecting their freedom of choice.

Our pillars Our purpose is to create what simplifies people lives. For this mission, we have five pillars guiding the conduct of each of our employees, working as a compass for our everyday conduct. Experience We value humanized, respectful and high-quality interactions in all our channels and towards all the audiences. Security We protect all interactions and data exchange involving customers, employees, partners and other entities. Partnership We always play as a team. We only close deals that are good for everyone. Innovation We were born to do di- fferent. We are open to ideas to improve peo- ple’s lives and generate value to our business. Transparency We must maintain and transmit clear, impar- tial and understanda- ble information, alwa- ys ensuring the truth.

Partnership We always play as a team. We only close deals that are good for everyone.

Work Environment Partnership is about playing as a team to reach common goals. To do so, we must share the challenges and celebrate all achievements while always putting people in first place. For Inter&Co, it is essential that our team works as partners, showing respect and empathy at all times. We believe that the world can be a more ethical, inclusive and diverse place. We must always promote a welcoming, motivating, respectful and highly collaborative environment. To make such goal come true, all our employees must be sensible, reasonable and act according to the rules of this Code.

Important to remember: We love a relaxed environment, but jokes are only good when all those involved are having fun. Be sensible and reasonable, especially concerning regional and cultural matters. Pay special attention to the skills and limitations of each person and always be respectful towards others. We do not allow any kind of prejudice and/ or discrimination. We do not allow alcoholic beverages and drugs in our premises. Regardless of position or role, try to set a good example. Your conduct must show that you are committed to our ethical principles. Do not share any information without confirmation that it is accurate. Do not share any materials for internal use, such as leaflets or presentations, without observing the security rating of these materials first. Avoid embarrassing yourself and others. No gossiping.

inter&co

Inter&Co values partnership, ethics and integrity, which is why we do not tolerate harassment, discrimination or any other kind of violence.

Each employee is responsible for maintaining the work environment free of improper conduct, ensuring that everyone feels respected and comfortable.

Always show respect and fairness towards your colleagues and avoid any situation that could be deemed improper. We do not tolerate physical, verbal, sexual or psychological harassment, intimidation, abuse or threats.

The **time** and **duration** factors are important to identify the incidence of moral harassment.This is not a one-off violence. **The actions that characterize harassment are frequent, repeated**, reproduced by the harasser for some time. These can be daily, weekly, or monthly.

The Orange Blood are expected to report through the Ethics Channel any possible inappropriate behavior they observe.

Learn how to discern healthy conflicts from violent acts

Healthy Conflicts

- Clear and defined rules
- Relationship with collaboration
- Shared goals
- Organization and healthy management
- Conflicts from time to time
- Open and forthright strategies
- Open conflicts and debates
- Sincere and honest communication
- Setting goals

Moral Harassment

- Verbal or physical abuse
- Excessive aggressiveness
- Disrespectful or degrading comments
- Request for personal favors or services
- Unethical actions in the long term
- Publicly exposing colleagues
- Concealing actions and denying conflicts
- Sexual advances (verbal or physical)
- Overwhelm an employee with tasks

If you face or become aware of any of those situations, it is your duty to report it to the Ethics Channel!

Code of Conduct and Ethics Partnership

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Our assets and financial resources We provide our employees with high-quality premises, equipment, materials and systems to support their work activities. Partnership means to be careful with such resources as you would with your own. Use these resources only for their original purposes, respecting the corporate interests. Keep your desk always clean and tidy. Be careful with liquids near electronic equipment and computers. Before making any expenses on behalf of Inter&Co, request the necessary approval. Only request reimbursement for those expenses related to our business, properly documented and in compliance with our Policies.

Donations and Sponsorships We encourage Donations and Sponsorships as long as they are made with transparency, integrity and according to the law. Looking after Inter&Co's reputation and financial resources in those activities is another way for employees to exercise their Partnership with Inter&Co. Donations may be made in different ways, including through financial contributions, solidarity programs, volunteer work, sports, and leisure. However, we must highlight that such donations shall not result in undue benefits for Inter&Co, the donor or third parties. Sponsorships shall be granted according to Inte&Cor's brand strategy, aligned with the Branding area. All donation and sponsorship agreements shall contain anticorruption and compliance clauses to minimize the risks associated with those activities. No donation or sponsorship shall be made or granted to any entity involved in illegal activities or showing potential conflict of interest with Inter&Co as provided by this Code. In exchange for the donations or sponsorships received, the beneficiary institutions shall uphold an ethical relationship towards any parties. Reminder Every donation must undergo an integrity due diligence to ensure that the recipient has no history of involvement with corruption or fraud, as described in the internal Policy. Access the Private Social Investment Policy Access the Sponsorship Policy

Conflict of Interests Partnership is about making decisions responsibly, without being influenced by personal considerations. It is about avoiding situations that could rise conflict between Inter&Co's interests and your own. We must avoid even an apparent conflict. Here are some examples of potential conflict of interest situations, along with the respective alternates to mitigate such risk: Any areas which activities could lead to a potential conflict must be physical and logistically segregated (e.g., the Third-Party Portfolio Management area must be segregated from the areas of Origination of Products, Distribution and Treasury Front). Although hiring relatives of employees is allowed, they shall not work in the same superintendence or, in the absence of that, Executive Management or under the same leadership. Those employees shall not have any kind of work connection in the exercise of their activities (e.g., one being from the Procurement area while the other is in Accounts Payable). Do not use your position to offer personal benefits, show partiality, grant privileges or make decisions that could jeopardize the interests of Inter&Co and of its customers. The employees are authorized to carry out parallel activities provided that they do not conflict with the employees' working hours and Inter&Co's business, interests and industry. Inform the Compliance team about any kind of personal or family relationship existing between employees in the same superintendence, Executive Management or working under the same leadership or even between employes with any kind of work connection in the exercise of their activities. Access our Conflict of Interests Policy So, what are conflicts of interest? Situations in which your personal interests or interests of people close to you can influence your work decisions. There is no need of actual loss with such decision; the mere possibility — even if hypothetical — of influencing you is enough to be construed as a conflict of interest. Perception makes the difference: You should not only avoid actual conflicts of interest but also situations that an outsider could presume that there is a conflict, even if that is not your intention. Contact the Compliance team if you have any doubts about an event of conflict of interests.

Relationship with suppliers and partners Partnership is about playing along and ensuring the best interest for all parties involved. It is very important that our suppliers, service providers and business partners show that they are committed to the principles, values and guidelines described in this Code of Conduct and Ethics. Suppliers and third parties Commit to work aligned to Inter&Co's internal policies and the laws in force. Ensure proper work conditions, denounce and ensure that your supply chain is not using child or slave-like labor. Show transparency in events of Conflict of Interests or in case of personal or family relationship between Inter&Co's employees. Employees Never let your personal interests interfere in how you choose or contract suppliers. Inform the Compliance team about any kind of personal or family relationship between you and our suppliers and related third parties. Never offer advantages or privileges to a supplier.

Social Responsibility Innovation is not limited to the development of new products, it is also helps promoting new business models, minimizing negative impacts, offering new services and improving the process of simplifying people's lives. By offering a complete, digital Super App for free, we are promoting the access to financial and non-financial services that positively impact the social and economic development of society. We are constantly concerned in generating value to our main interested parties, meeting their expectations towards our Materiality and the best practices they expect from business models like ours. Innovation is our tool to build partnerships and promote the sustainable development of society, always keeping in mind the local legislations and according to our corporate guidelines. We are also committed with promoting social responsibility, which is why we make sure that our partners and supplier comply with specific guidelines at all times, including the ones concerning Human Rights. We have a growing presence in Society through the practice of corporate volunteering work and private social investments. We also promote internal initiatives for the health and well-being of our employees applying social responsibility to our internal environment. We are the signatories of the UN Global Compact, an initiative created to ensure a more balanced and sustainable world, which is why we reinforce our commitment to the Ten Universal Principles for Climate Justice and to achieve the Sustainable Development Goals (SDGs). We are participants in the Minas Gerais SDG hub, supporting projects and initiatives to promote the 2030 Agenda for Sustainable Development Goals.

Security We protect all interactions and data exchange involving customers, employees, partners and other entities.

Information Security Security is one our pillars and you can find it in our activities and interactions. In our industry we work with confidential and secret data and information, and we must be always alert when dealing with them. We have many Information Security and cybersecurity control mechanisms, such as environment segregation and data backup. However, when we talk about information security and protection, it is essential that our employees have the right conduct. Do not use any technologies, methodologies and information owned, developed or obtained by Inter&Co to benefit yourself or third parties. Do not unduly use methodologies, know-how and other information, whether owned, developed or obtained by Inter&Co, for private purposes, or transfer it to third parties. For every employee also acting as professors, lecturers or students, remember to use only public information about Inter&Co whenever acting in such quality. Should you have access to privileged information, bear in mind that you shall not use it to benefit yourself and that you cannot share such information with third parties. Maintain secrecy over our business and operations. Our strategy is our biggest asset!

Privacy It is essential that our employees, customers, suppliers and everyone we have been interacting with are sure that we are keeping their data and information safe. Inter follows the laws and regulations in force as well as the best global practices to ensure personal data privacy and protection in every activity. We understand that ensuring privacy goes beyond compliance with legislation. It means to respect our clients and potential clients, and honor our pillars of transparency, partnership, security, simplicity and positive user experience, through the following conducts: Do not share your passwords and access to the systems even with another Orange Blood em- ployee. They are personal and non-transferable. The personal data of our customers, partners and employees are very confidential and can only be processed by those who need to do so and have approval for such processing. The use of such data must be restricted to the purpose for which they were obtained and must be protected from undue access. Every data processing activity shall be undertaken according to the guidance of our rulings, internal policies, the Brazilian Law 13709/2018 and the international legislations and regulations on the matter, such as the GDPR and the California Con- sumer Privacy Act.

Preventing Money Laundering, Combating the Ïinancing of Terrorism and Use of Weapons of Mass Destruction Security is our priority and the best way to ensure its effectiveness is through prevention. We have strict controls to prevent money laundering and we do not tolerate any illegal transactions. We monitor and report every money laundering suspicion to the authorities (FIU - Financial Intelligence Unit). It is important that every employee keep in mind what they can do and what they cannot do to ensure Inter&Co keeps track of any potential illegal activity: If you notice uncommon or suspicious practices or transactions, such as activities which purpose and source are unclear, contact the Corporate Security team. You can also report on the Ethics Channel. Always follow the internal policies and procedures to prevent money laundering. Do not take part or tolerate any business activity or transaction that could result in an illegal or criminal act. What is money laundering? It is a practice used to cover up the origin of money obtained through illegal means. It involves a set of mechanisms to make it appear to the market that the funds obtained through illegal activities resulted from legal activities. Access the AMLCTÏ Policy

Compliance We act ethically, making decisions that show our integrity and according to the laws and regulations.

Global Compliance Compliance means to follow the laws, regulations, guidelines of regulatory bodies as well as the good national and international practices applicable to our business activity. We are a Brazilian company with global opperations, which means that our employees often are subject to additional legal requirements depending on the country they are working in. This Code of Conduct and Ethics shall be enforced even when the local laws or practices are flexible. As a company with presence and operating in so many countries, we operate in different environments, and sometimes our activities reflect the local education and practices, influenced by social and cultural practices other than ours originally. We respect the local practices as long as they are aligned to the local laws and regulations governing our operations. The global legislation is complex but make sure to follow our Code and policies and you will be able to comply with the applicable local laws. Should you conclude that our Code conflicts with any local regulation, contact the Compliance area and they will instruct you on how to act.

Compliance with applicable anti-corruption laws and regulations All our conducts require compliance with the laws and regulations applicable to our business activities. When we talk about anti-corruption practices, compliance is something very important. Our anti-corruption conducts, and internal policies are based on, among others, (i) the Law 12846/13 (Anti- Corruption Law), in Brazil, and (ii) the FCPA (Foreign Corrupt Practice Law), SOx (Sarbanes-Oxley Law), UK Bribery Act abroad, as well as the good national and international policies. We do not engage in corruption or bribery and every employee shall act according to this principle. We contract and conduct our business activities in a transparent manner, according to our policies and procedures and the applicable legislation. Every payment made by Inter&Co follows strict policies and processes. Unless Inter&Co's procedures allow, payments in cash are strictly prohibited. We undertake a due diligence process to better know our partners, checking their ethical conduct, qualifications and expertise to be in charge of a certain service or activity. Access the Anti-Corruption Policy

Corruption, fraud and bribery Corruption involves someone directly or indirectly giving, promising, offering or authorizing gifts of any kind, favors or valuables, to influence a decision, obtain an undue advantage or obtain/maintain a business operation and can involve both the public and private spheres. It is not only a matter of an illegal and unethical act subject to criminal punishment, corruption can also cause serious consequences to the company and the society. We have the legal and social commitment to prevent fraud, bribery and corruption so that we all can have a thriving, fair and ethical country. Therefore, your conduct must be aligned with our internal policies and guidelines: Do not accept any kind of benefit or advantage that could compromise your impartiality performing your duties. Do not offer benefits intending to obtain undue advantages for yourself, Inter or third parties. Never get involved in fraudulent activities, including but not limited to: document forgery (such as medical certificate or invoices), improper handling of systems (such as unauthorized changes to the back office or manipulation of metrics) and improper accounting practices.

Relationship with public authorities and official bodies We value the amicable and proper relationship with all municipal, state and national public entities and we do not tolerate unethical conduct. Transparency shall apply to all our interactions. Besides our internal policies, there are also some rules we must comply with to ensure integrity in our actions: Never promise, offer or give, directly or indirectly, any kind of undue advantage to a public official or third party related to such official in order to obtain any illegal consideration for Inter&Co and/or our clients. Do not engage in such practice to facilitate or speed up any procedure. Do not donate to political parties, campaigns or candidates for public office on behalf of Inter&Co and do not distribute political material in the workplace. It is expressly prohibited to offer special benefits or business conditions to public officials and government authorities, which may be interpreted as undue benefit. Should you need to meet up with public officials, have another person with you and always follow Inter's Internal Policies. Reminder Should you become aware of any conduct breaching these guidelines, immediately report it to the Ethics Channel.

Related Parties The expression "Related Party" refers to individuals or legal entities that play a significant role, directly or indirectly, in Inter&Co's management structure. We maintain strict internal policies and procedures to ensure compliance with the Brazilian and North American regulations and to prevent any conflicts of interest concerning transactions involving Related Parties. Access our Related Parties Policy

Experience We value humanized, respectful and high-quality interactions in all our channels and towards all the audiences.

Relationship with customers Providing a positive experience to our customers is in our DNA — after all, everything we do, we do it for them! We are steadfast in seeking the best way to simplify our relationship with the public, which is why we have made our agreements easy to understand, so that all parties clearly know their rights and duties. The customer experience depends directly on how our employees act: Always be at the disposal of our customers. Listen to them attentively and make sure you can quickly respond to their requests, address their complaints and accept their suggestions. Provide clear, accurate and transparent information. Only promise what we are capable of providing. Be police, ethical and efficient. Respect the customer's profile and goals whenever you offer products and services to them. Keep open channels to promote the free expression of opinions and concerns from all the audiences we interact with. Talk to the customers on a balanced and fair manner and avoid providing inaccurate or misleading information. We do not allow that the desire increasing results and performance comes before our focus on our customers.

Relationship with the competition and the market Competition is part of life and it is essential that our customers be free to choose the best service providers, doing so by having a good experience using a service or product. We promote transparent advertising campaigns adhering to the principles of fair competition and business ethics. We have also combined efforts to fight three kinds of business practices harming the market: Unfair competition, i.e., obtaining a competitive advantage by using unethical or illegal means; Formation of cartels, which manipulate the market and directly harm those buying goods or services; One-sided practices undermining the competitive dynamics in those markets we have a significant share. Our employees must always act according to the principles of free competition and respect the reputation and opinions of our competitors.

Presents, Hospitalities and Entertainment Giving and receiving presents is something very common in our daily lives and it is even a cultural expression in many places. To ensure that such practice is always positive and does not conflict with Inter&Co's interests, it is important that each employee knows how to act. Presents to public officials It is strictly prohibited to offer presents, hospitalities or entertainment to public officials. Compliance with policies Whenever you accept presents from any third parties, respect the maximum amount limit set by the Gifts, Presents and Entertainment Policy. Immediately inform your direct manager and the Compliance team if you receive any presents exceeding the amounts set so that the proper measures can be taken. Inter&Co’s Cift We authorize offering gifts to suppliers, third parties, customers and other partners as long as the maximum amount limits set by the Gifts, Presents and Entertainment Policy are complied with. Giving money or something equivalent is strictly prohibited. Access the Cifts, Presents and Entertainment Policy Gifts Items without commercial value, i.e., not personal, such as journals, pens and calendars. Presents Items with commercial value and that do not fit the definition of gifts. Entertainment Activities or events which main purpose is to entertain those attending, such as parties, concerts, sports events, lectures or seminars. Hospitalities Any advantage related to travels, payment of tickets, transportation, fuel and hospitality, directly related or not with an activity performed by Inter.

Our brand and presence on media Our brand is one of our most valuable assets and all our employees must protect it. We have a light and friendly tone in the digital envi- ronment. Our team is well-informed and is very careful with the interactions we make in all our communica- tion channels, providing our customers and other au- diences with a unique experience. However, such an ethical presence on media, without any controversies, requires that all our employees act the same in the digital environment, always according to our internal guidelines: We love when our employees share content about Inter&Co in their social networks. Make sure you tag us! However, do not create any profiles on behalf of Inter&Co and always show an ethical and responsible conduct in your posts. In case you see any complaints or doubts from Inter&Co's customers in the social networks, the employees shall simply direct them to Inter&Co's Relationship with Customers area. Our team will properly address each case. Press contact: should you be approached by journalists or content creators, ask them to contact Inter&Co's Press Officer on imprensa@bancointer.com.br. The Orange Blood team shall never talk on behalf of Inter&Co without prior instruction from the responsible area. We already have authorized employees prepared o make any public statements in this kind of situation. Event attendance: whenever you represent Inter&Co in external events, always follow the guidelines set by the internal rules on the topic and check with the PR&Comms team how to act in such events. Use of brand: Inter&Co does not authorize the use of its brand and corporate identity for commercial purposes without prior consent from the Branding area. REMINDER: The information confiden- tiality guidelines also apply to social networks.

Transparency We must maintain and transmit clear, impartial and understandable information, always ensuring the truth.

How to act? We expect transparency in your daily activities as well as the highest standard of ethical behavior from you. Your decisions shall reflect those values. If you experience an ethical dilemma and you do not know how to act, ask yourself: Is it according to the laws, regulations and internal policies? Is it according to the interests of Inter&Co and our customers? Would it be good if everyone did the same? Would I feel comfortable in case people knew about my conduct in the social networks or if my family became aware of it? A negative answer to any of those questions is a strong sign that maybe you should refrain from performing such action.

Duty of collaboration All our employees must collaborate to maintain ethics and transparency in Inter&Co. That means that you should also promptly report any suspicion of violation of a law, regulation, Code of Conduct and Ethics or internal policies to our Ethics Channel. The sooner you report it, more likely it will be for us to prevent such an issue to grow and impair our business continuity. Every employee should also fully cooperate with internal or external audits or inquiries, providing accurate, clear and objective information. Each member of the Orange Blood team is essential to build a respectful work environment free of unethical practices.

Ethics Channel Should an employee be concerned or understand that any guidance, internal document or even a principle of this Code of Conduct and Ethics has been or is about to be breached, s/he shall promptly report it to the Ethics Channel. Reporting is about acting with transparency and trust and showing collaboration, ensuring that Inter&Co's ethics remain in full force. Inter&Co's Ethics Channel is a tool exclusively dedicated to such purpose and has the following features: Independent management: Managed by an independent, third-party company, ensuring full impartiality and confidentiality. Option to report anonymously: You can report any situation either identifying yourself or request for anonymity. It is your choice. The decision to remain anonymous will always be respected. Non-retaliation policy: all those reporting in good faith will not be subject to any kind of retaliation and those reported will be treated with respect and will not be publicly exposed. Details: provide as many details as possible about the event. We must highlight that is not necessary for the employee to be totally sure about if the actions are really against our principles, integrity or the Code of Conduct and Ethics or not. A reasonable suspicion and an act of good faith are good enough for a report. To make a report is not necessary to be sure about the existence of conduct that contradicts our pillars, integrity or our Code of Conduct and Ethics. A reasonable suspicion and an act of good faith are good enough.

Consequences of the violation Whenever an employee or third party violates the principles and guidelines contained in this code, it will be up to the Compliance area and the Ethics Committee to properly address such violation, on a case-by-case basis, and according to the Inter&Co's Consequences Policy. Indications, evidence and other circumstances revolving the violation shall be considered for the application of the following sanctions to employees, third parties and suppliers: Disciplinary measures Suspension Contract termination (for interns and suppliers) Fair dismissal Reminder Every employee or third party shall report any conduct violating this Code or the laws. The failure to report such violations by omission is considered unethical and may result in disciplinary measures as well.

Our conduct is based on integrity, consistency and seriousness. We are very pround of our history and we need you, Orange Blood, to ensure these values direct our current and future activities. Join us in this mission! Ana Luiza Vieira Ïranco Ïorattini Ceneral Counsel and Chief Covernance and Compliance Officer